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FORM 4
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                                                            OMB APPROVAL
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                                                    OMB Number         3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response...... 0.5

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    McNay         Brian             D.          Business Resource Group (BRGP)                      Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  Business Resource Group                         Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  2150 North First Street, Suite 101              Person (Voluntary)          6/98              ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,          Executive Vice President
   San Jose          CA              95131                                   Date of Original       --------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                                 TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Ownership   7. Nature
  (Instr. 3)                       action      tion Code    or Disposed of (D)           curities Benefi-    Form:          of In-
                                   Date        (Instr. 8)   (Instr. 3, 4 and 5)          cially Owned at     Direct         direct
                                                                                         End of Month        (D) or         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    Indirect       cial
                                   Day/   ---------------------------------------                            (I)            Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (Instr. 4)     ship
                                                                  (D)                                                       (Instr.
                                                                                                                            4)

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   Common Stock                  6/12/98    P            1,000     A         $2.625
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   Common Stock                  6/16/98    P            1,000               $3.00          1,214,780            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                                                                              (Over)

                                                                                                                     SEC 1474 (7/96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Derivative   Day/                   Disposed of (D)  (Month/Day/                           Security
                             Security     Year)                  (Instr. 3, 4,    Year)                                 (Instr. 5)
                                                                 and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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No Change
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Crime                  /s/ Brian D. McNay          June 7, 1998
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ------------------------------    -----------
                                                                                       **Signature of Reporting Person       Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                                 (7/96)
                                                                                                                  SEC 1474(7-96)

Potentional persons who are to respond to the collection of information in this form are not required to respond unless the form displays the currently valid OMB Number.

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